UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2012

Non-Invasive Monitoring Systems, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-13176	59-2007840
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	305-575-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2012, Dr. Marvin Sackner, the Chief Executive Officer and President of Non-Invasive Monitoring Systems, Inc. ("NIMS" or the "Company") notified the Company that he was retiring as CEO and President effective February 28, 2012. Dr. Sackner remains a member of the Company’s Board of Directors.

On February 28, 2012, the Company’s Board of Directors appointed Jane H. Hsiao as the Company’s Interim Chief Executive Officer. Dr. Hsiao will remain as the Company’s Chairman of the Board of Directors.

Dr. Hsiao has served as a Director and Chairman of the Board of Directors of the Company since October 2008. Dr. Hsiao has served since May 2007 as Vice-Chairman of the board and Chief Technical Officer of OPKO Health, Inc., a specialty healthcare company. Dr. Hsiao also serves as Chairman of the Board of medical device developer, SafeStitch Medical, Inc. ("SafeStitch"), a position she has held since September 2007. Dr Hsiao serves on the Boards of Directors of PROLOR Biotech, Inc., a developmental stage biopharmaceutical company, Neovasc, Inc. a developer of vascular devices, and Sorrento Therapeutics, Inc., a development stage biopharmaceutical company ("Sorrento"). Dr. Hsiao is a member of The Frost Group, LLC ("The Frost Group"), a private investment firm. Dr. Hsiao previously served as the Vice Chairman-Technical Affairs and Chief Technical Officer of IVAX Corporation ("IVAX") from 1995 until IVAX was acquired in January 2006 by Teva Pharmaceutical Industries Ltd. Dr. Hsiao also served as Chairman, CEO and President of IVX Animal Health, IVAX’s veterinary products subsidiary, from 1998 until 2006, and as IVAX’s Chief Regulatory Officer from 1992 to 1995. Dr. Hsiao previously served on the board of directors of IVAX and the board of directors of Ivax Diagnostics, Inc., a medical device company and Protalix Bio Therapeutics, Inc. Dr. Hsiao previously served as President and a director of Aero Pharmaceuticals, Inc. ("Aero"), a privately-held pharmaceutical distributor.
The Company leases approximately 5,200 square feet of warehouse space in Hialeah, Florida from a company jointly controlled by Dr. Frost, our largest beneficial owner, and Dr. Hsiao. The warehouse lease, which has a three-year term that began on February 1, 2009, currently requires annual rent of approximately $56,000, which escalates by 3.5% per year.

Dr. Hsiao is a shareholder, director and/or officer of SafeStitch, Aero, and Sorrento. Our Chief Financial Officer also serves as the Chief Financial Officer and supervises the accounting staff of SafeStitch under a Board-approved cost sharing arrangement whereby the total salaries of the accounting staffs of NIMS, SafeStitch and Aero (until July 2011) are shared. Since December 2009, our Chief Legal Officer has served under a similar Board-approved cost sharing arrangement as the Chief Legal Officer or Corporate Counsel of SafeStitch and certain other companies in which members of The Frost Group are significant shareholders or directors. Since June 2011, our Chief Legal Officer has served as Corporate Counsel for Sorrento. There is no written cost sharing arrangement between the companies. The shared employee costs are allocated to the participating companies based on an estimate of the time each employee is expected to spend in addressing each company’s requirements. The allocations are reviewed quarterly and, if any adjustment to the allocation is warranted, such proposed adjustment is presented to the Audit Committee or Board of each company for approval prior to implementation. Under the cost sharing arrangement, certain accounting, finance and legal professionals make themselves available to the other parties to the arrangement. The Company reimbursed SafeStitch aggregate fees of $132,000 for the year ended July 31, 2011 for the sharing of costs under this arrangement. Aero ceased participating in the cost sharing arrangement in July 2011. The Company reimbursed SafeStitch aggregate fees of approximately $19,000 from August 1, 2011 through February 29, 2012 for the sharing costs under this arrangement.

On March 31, 2010, the Company entered into a Note and Security Agreement with both an entity controlled by Dr. Frost and an entity controlled by Dr. Hsiao (the "Lenders"), pursuant to which the Lenders granted the Company a revolving credit line (the "Credit Facility") in the aggregate principal amount of $1.0 million, secured by all of the Company’s personal property. The Company is permitted to borrow and reborrow from time to time under the Credit Facility until July 31, 2012. The interest rate payable by the Company on amounts outstanding under the Credit Facility is 11% per annum and increases to 16% per annum after the Maturity Date or after an event of default. The Company is required to repay all amounts owing under the Credit Facility by the maturity date, and amounts outstanding are prepayable at any time. As of February 29, 2012, the Company had drawn an aggregate of $1.0 million under the Credit Facility and approximately $1,180,000 in interest and principal was due under Credit Facility.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Non-Invasive Monitoring Systems, Inc.

March 1, 2012	By:	Jane H. Hsiao, Ph.D.

Name: Jane H. Hsiao, Ph.D.
Title: Interim Chief Executive Officer